As filed with the U.S. Securities and Exchange Commission on July 18, 2024

Securities Act File No. 333-278042

U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form N-14

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933   X

Pre-Effective Amendment No. ___

Post-Effective Amendment No. 2

VOYA PARTNERS, INC.

(Exact Name of Registrant as Specified in Charter)

7337 East Doubletree Ranch Road, Suite 100

Scottsdale, Arizona 85258-2034

(Address of Principal Executive Offices)

1-800-992-0180

(Registrant’s Telephone Number, Including Area Code)

Huey P. Falgout, Jr., Esq.

Voya Investments, LLC

7337 East Doubletree Ranch Road, Suite 100

Scottsdale, Arizona 85258-2034

(Name and Address of Agent for Service)

With copies to:

Elizabeth J. Reza, Esq.

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, Massachusetts 02199-3600

It is proposed that this filing will become effective immediately, pursuant to Rule 462(d)

under the Securities Act of 1933, as amended.

No filing fee is required because an indefinite number of shares have previously been registered pursuant to Rule 24f-2 under the

Investment Company Act of 1940, as amended.

Title of Securities Being Registered: Class I and Class S shares of capital stock in the series of the registrant designated as Voya

Solution Balanced Portfolio.

EXPLANATORY NOTE

The purpose of this filing is to file an exhibit to the Registrant's Registration Statement on Form N-14, the opinion of counsel supporting the tax matters and consequences to shareholders in connection with the reorganization of Voya Strategic Allocation Moderate Portfolio, a series of Voya Strategic Allocation Portfolios, Inc., with and into Voya Solution Balanced Portfolio, a series of Voya Partners, Inc., as required by Item 16(12) of Form N-14. Accordingly, this Post-Effective Amendment (the “Amendment”) consists only of a facing page, this explanatory note, and Part C of the Registration Statement setting forth the exhibits to the Registration Statement. The Registrant hereby incorporates by reference the Proxy Statement/Prospectus and Statement of Additional Information filed as Parts A and B, respectively, to Registrant’s Form N-14 (File No. 333-278042) filed with the SEC on April 24, 2024. This Amendment does not modify any other part of the Registration Statement.

Voya Partners, Inc.

(the “Registrant”)

PART C:

OTHER INFORMATION

ITEM 15. INDEMNIFICATION

Article Ninth, Section (d) of the Registrant’s Articles of Incorporation provides for indemnification of directors and officers. In addition, the Registrant’s officers and directors will be covered under a directors and officers errors and omissions liability insurance policy issued by ICI Mutual Insurance Company.

Reference is also made to Section 2-418 of the Corporations and Associations Article of the Annotated Code of Maryland which provides generally that (1) a corporation may (but is not required to) indemnify its directors for judgments, fines and expenses in proceedings in which the director is named a party solely by reason of being a director, provided the director has not acted in bad faith, dishonestly or unlawfully, and provided further that the director has not received any “improper personal benefit”; and (2) that a corporation must (unless otherwise provided in the corporation's charter or articles of incorporation) indemnify a director if he or she is successful on the merits in defending a suit against him or her by reason of being a director. The statutory provisions are not exclusive; a corporation may provide greater indemnification rights than those provided by statute.

ITEM 16. EXHIBITS

1.

a.Articles of Incorporation of Portfolio Partners, Inc., dated May 6, 1997 ("Articles of Incorporation") – Filed as an Exhibit to Registrant’s initial Form N-1A Registration Statement on July 31, 1997 and incorporated herein by reference.

b.Articles of Amendment, dated August 29, 2001, to Articles of Incorporation (re-designation of MFS Capital Opportunities Portfolio to PPI MFS Capital Opportunities Portfolio, MFS Emerging Equities Portfolio to PPI MFS Emerging Equities, MFS Research Growth Portfolio to PPI MFS Research Growth Portfolio, Scudder International Growth Portfolio to PPI Scudder International Growth Portfolio, and T. Rowe Price Growth Equity Portfolio to PPI T. Rowe Price Growth Equity Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 6 to Registrant’s Registration Statement on August 30, 2001 and incorporated herein by reference.

c.Articles Supplementary, dated August 29, 2001, to Articles of Incorporation (increasing of authorized capital of the Corporation by five billion shares) – Filed as an Exhibit to Post-Effective Amendment No. 6 to Registrant’s Registration Statement on August 30, 2001 and incorporated herein by reference.

d.Articles Supplementary, dated February 11, 2002, to Articles of Incorporation (increasing of authorized Capital Stock of the Corporation for ING American Century Small Cap Value Portfolio, ING MFS Global Growth Portfolio, ING JPMorgan Mid Cap Value Portfolio, ING PIMCO Total Return Portfolio, ING Van Kampen Comstock Portfolio and ING Baron Small Cap Growth Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 8 to Registrant’s Form N-1A Registration Statement on February 13, 2002 and incorporated herein by reference.

e.Articles of Amendment, effective May 1, 2002, to Articles of Incorporation (re-designation of Portfolio Partners Inc. to ING Partners, Inc. with corresponding name changes to Portfolios) – Filed as an Exhibit to Post-Effective Amendment No. 9 to Registrant’s Form N-1A Registration Statement on April 30, 2002 and incorporated herein by reference.

f.Articles of Amendment, effective December 16, 2002, to Articles of Incorporation (re-designation of ING MFS Emerging Equities Portfolio to ING Salomon Brothers Aggressive Growth Portfolio and ING Scudder International Growth Portfolio to ING JPMorgan Fleming International Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 17 to Registrant’s Form N-1A Registration Statement on October 29, 2004 and incorporated herein by reference.

g.Articles Supplementary, dated January 17, 2003, to Articles of Incorporation (increasing the number of shares of Capital Stock for ING Alger Capital Appreciation Portfolio and ING Goldman Sachs® Core Equity Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 10 to Registrant’s Form N-1A Registration Statement on February 3, 2003 and incorporated herein by reference.

h.Articles of Amendment, effective May 1, 2003, to Articles of Incorporation (re-designation of ING MFS Research Portfolio to ING MFS Research Equity Portfolio and ING Salomon Brothers Capital Portfolio to ING Salomon Brothers Fundamental Value Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 11 to Registrant’s Form N-1A Registration Statement on April 30, 2003 and incorporated herein by reference.

i.Articles of Amendment, effective January 23, 2004, to Articles of Incorporation (re-designation of ING DSI Enhanced Index Portfolio to ING Aeltus Enhanced Index Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 12 to Registrant’s Form N-1A Registration Statement on February 24, 2004 and incorporated herein by reference.

j.Articles of Amendment, effective May 1, 2004, to Articles of Incorporation (re-designation of ING UBS Tactical Asset Allocation Portfolio to ING UBS U.S. Allocation Portfolio and ING MFS Research Equity Portfolio to ING IBS U.S. Large Cap Equity Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 13 to Registrant’s Form N- 1A Registration Statement on April 27, 2004 and incorporated herein by reference.

k.Articles Supplementary, dated June 10, 2004, to Articles of Incorporation (increasing the authorized Capital Stock of the Corporation of ING Fidelity® VIP Contrafund® Portfolio, ING Fidelity® VIP Growth Portfolio, ING Fidelity® VIP Equity Income Portfolio and ING Fidelity® VIP Mid Cap Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 14 to Registrant’s Form N-1A Registration Statement on July 2, 2004 and incorporated herein by reference.

l.Articles Supplementary, effective November 1, 2004, to Articles of Incorporation (creation of ING Oppenheimer Strategic Income Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 17 to Registrant’s Form N-1A Registration Statement on October 29, 2004 and incorporated herein by reference.

m.Articles of Amendment, effective November 8, 2004, to Articles of Incorporation (re-designation of ING UBS U.S. Allocation Portfolio to ING Van Kampen Equity and Income Portfolio, ING MFS Global Growth Portfolio to ING Oppenheimer Global Portfolio, ING Alger Aggressive Growth Portfolio to ING T. Rowe Price Diversified Mid cap Growth Portfolio, ING Alger Growth Portfolio to ING American Century Select Portfolio, and ING Alger Capital Appreciations Portfolio to ING Salomon Brothers Large Cap Growth Portfolio) – Filed as an Exhibit to Post- Effective Amendment No. 17 to Registrant’s Form N-1A Registration Statement on October 29, 2004 and incorporated herein by reference.

n.Articles Supplementary, dated August 20, 2001, to Articles of Incorporation (PPI MFS Emerging Equities Portfolio, PPI MFS Research Growth Portfolio, PPI MFS Capital Opportunities Portfolio, PPI Scudder International Growth Portfolio and PPI T. Rowe Price Growth Equity Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 17 to Registrant’s Form N-1A Registration Statement on October 29, 2004 and incorporated herein by reference.

o.Articles of Amendment, effective May 2, 2005, to Articles of Incorporation (re-designation of ING Salomon Brothers Investors Value Portfolio to ING American Century Large Company Value Portfolio and ING Aeltus Enhanced Index Portfolio to ING Fundamental Research Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 20 to Registrant’s Form N-1A Registration Statement on April 1, 2005 and incorporated herein by reference.

p.Articles Supplementary, dated March 30, 2005, to Articles of Incorporation (creation of Initial Class Shares and Adviser Class Shares of INGS Solution 2015 Portfolio, ING Solution 2025 Portfolio, ING Solution 2035 Portfolio, ING Solution 2045 Portfolio and ING Solution Income Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 21 to Registrant’s Form N-1A Registration Statement on April 28, 2004 and incorporated herein by reference.

q.Articles Supplementary, dated August 8, 2005, to Articles of Incorporation (creation of Class T Shares of ING Solution 2015 Portfolio, ING Solution 2025 Portfolio, ING Solution 2035 Portfolio, ING Solution 2045 Portfolio and ING Solution Income Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 23 to Registrant’s Form N- 1A Registration Statement on August 12, 2005 and incorporated herein by reference.

r.Articles Supplementary, dated November 23, 2005, to Articles of Incorporation (creation of Initial Class, Adviser Class and Service Class Shares of ING Baron Asset Portfolio, ING Lord Abbett U.S. Government Securities Portfolio, ING Neuberger Berman Partners Portfolio, ING Neuberger Berman Regency Portfolio and ING Pioneer High Yield Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 25 to Registrant’s Form N-1A Registration Statement on December 6, 2005 and incorporated herein by reference.

s.Articles Supplementary, dated January 31, 2006, to Articles of Incorporation (creation of Initial Class, Adviser Class and Service Class shares of ING UBS U.S. Small Cap Growth Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 28 to Registrant’s Form N-1A Registration Statement on April 27, 2006 and incorporated herein by reference.

t.Articles of Amendment, effective April 28, 2006, to Articles of Incorporation (re-designation of ING American Century Small Cap Value Portfolio to ING American Century Small-Mid Cap Value Portfolio, ING Columbia Small Cap Value Portfolio to ING Columbia Small Cap Value II Portfolio, ING Goldman Sachs® Core Equity Portfolio to ING Goldman Sachs® Structured Equity Portfolio, ING JPMorgan Fleming International Portfolio to ING JPMorgan International Portfolio, ING Salomon Brothers Aggressive Growth Portfolio to ING Legg Mason Partners Aggressive Growth Portfolio, and ING Salomon Brothers Large Cap Growth Portfolio to ING Legg Mason Partners Large Cap Growth Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 28 to Registrant’s Form N-1A Registration Statement on April 27, 2006 and incorporated herein by reference.

u.Articles of Amendment, effective August 7, 2006, to Articles of Incorporation (re-designation of ING MFS Capital Opportunities Portfolio to ING Thornburg Value Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 29 to Registrant’s Form N-1A Registration Statement on February 1, 2007 and incorporated herein by reference.

v.Articles of Amendment, dated January 30, 2007, to Articles of Incorporation (dissolution of ING Goldman Sachs® Capital Growth Portfolio and ING Goldman Sachs® Structured Equity Portfolio) – Filed as an Exhibit to Post- Effective Amendment No. 32 to Registrant’s Form N-1A Registration Statement on April 27, 2007 and incorporated herein by reference.

w.Articles Supplementary, dated June 8, 2007, to Articles of Incorporation (creation of Initial Class, Adviser Class and Service Class shares of ING Solution Growth and Income Portfolio and ING Solution Growth Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 33 to Registrant’s Form N-1A Registration Statement on June 28, 2007 and incorporated herein by reference.

x.Articles of Amendment, effective August 20, 2007, to Articles of Incorporation (re-designation of ING Davis Venture Value Portfolio to ING Davis New York Venture Portfolio) – Filed as an exhibit to Post-Effective Amendment No. 36 to Registrant’s Form N-1A Registration Statement on March 3, 2008 and incorporated herein by reference.

y.Articles of Amendment, dated November 29, 2007, to Articles of Incorporation (dissolution of ING Fundamental Research Portfolio) – Filed as an exhibit to Post-Effective Amendment No. 36 to Registrant’s Form N-1A Registration Statement on March 3, 2008 and incorporated herein by reference.

z.Articles Supplementary, dated February 27, 2008, to Articles of Incorporation (creation of Adviser Class, Initial Class, Service Class and Class T shares of ING Index Solution 2015 Portfolio, ING Index Solution 2025 Portfolio, ING Index Solution 2035 Portfolio, ING Index Solution 2045 Portfolio and ING Index Solution Income Portfolio) – Filed as an exhibit to Post-Effective Amendment No. 36 to Registrant’s Form N-1A Registration Statement on March 3, 2008 and incorporated herein by reference.

aa.Articles Supplementary, dated January 16, 2009, to Articles of Incorporation (creation of Service 2 Class shares of

ING Partners, Inc.’s funds) – Filed as an exhibit to Post-Effective Amendment No. 41 to Registrant’s Form N-1A Registration Statement on February 20, 2009 and incorporated herein by reference.

bb.Articles Supplementary, dated March 18, 2009, to Articles of Incorporation (creation of Service 2 Class shares for addition ING Partners, Inc.’s funds) – Filed as an exhibit to Post-Effective Amendment No. 42 to Registrant’s Form

N-1A Registration Statement on April 30, 2009 and incorporated herein by reference.

cc.Articles of Amendment, effective May 1, 2009, to Articles of Incorporation (re-designation of ING Columbia Small Cap Value II Portfolio to ING Columbia Small Cap Value Portfolio) – Filed as an exhibit to Post-Effective Amendment No. 42 to Registrant’s Form N-1A Registration Statement on April 30, 2009 and incorporated herein by reference.

dd.Articles Supplementary, dated June 22, 2009, to Articles of Incorporation (creation of Adviser Class, Initial Class, Service Class, Service 2 Class and T Class shares of ING Index Solution 2055 Portfolio and ING Solution 2055 Portfolio) – Filed as an exhibit to Post-Effective Amendment No. 47 to Registrant’s Form N-1A Registration Statement on December 3, 2009 and incorporated herein by reference.

ee.Articles of Amendment, dated July 29, 2009, to Articles of Incorporation (dissolution of ING American Century Large Company Value Portfolio and ING Neuberger Berman Partners Portfolio) – Filed as an Exhibit to Post- Effective Amendment No. 49 to Registrant’s Form N-1A Registration Statement on April 29, 2010 and incorporated herein by reference.

ff.Articles Supplementary, dated March 19, 2010, to Articles of Incorporation (creation of Adviser Class, Initial Class, Service Class and Service 2 Class shares of ING Solution Aggressive Growth Portfolio and ING Solution Conservative Portfolio, and Service 2 Class shares of ING Solution Growth and Income Portfolio and ING Solution Growth Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 49 to Registrant’s Form N-1A Registration Statement on April 29, 2010 and incorporated herein by reference.

gg.Articles of Amendment, effective April 30, 2010, to Articles of Incorporation (re-designation of ING Legg Mason Partners Aggressive Growth Portfolio to ING Legg Mason ClearBridge Aggressive Growth Portfolio, ING Oppenheimer Strategic Income Portfolio to ING Oppenheimer Global Strategic Income Portfolio, and ING Solution Growth and Income Portfolio to ING Solution Moderate Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 49 to Registrant’s Form N-1A Registration Statement on April 29, 2010 and incorporated herein by reference.

hh.Articles of Amendment, dated September 8, 2010, to Articles of Incorporation (dissolution of ING Baron Asset Portfolio and ING Fidelity® VIP Growth Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 51 to Registrant’s Form N-1A Registration Statement on April 26, 2011 and incorporated herein by reference.

ii.Articles of Amendment, effective January 21, 2011, to Articles of Incorporation (re-designation of ING Oppenheimer Global Strategic Income Portfolio to ING Global Bond Portfolio) – Filed as an Exhibit to Post- Effective Amendment No. 51 to Registrant’s Form N-1A Registration Statement on April 26, 2011 and incorporated herein by reference.

jj.Articles of Amendment, dated February 17, 2011, to Articles of Incorporation (dissolution of ING Legg Mason ClearBridge Aggressive Growth Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 51 to Registrant’s Form N-1A Registration Statement on April 26, 2011 and incorporated herein by reference.

kk.Articles of Amendment, effective April 29, 2011, to Articles of Incorporation (re-designation of ING Columbia Small Cap Value Portfolio to ING Columbia Small Cp Value II Portfolio, ING Van Kampen Comstock Portfolio to ING Invesco Van Kampen Comstock Portfolio, and ING Van Kampen Equity and Income Portfolio to ING Invesco Van Kampen Equity and Income Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 51 to Registrant’s Form N-1A Registration Statement on April 26, 2011 and incorporated herein by reference.

ll.Articles Supplementary, dated August 19, 2011, to Articles of Incorporation (creation of Adviser Class, Initial Class, Service Class, Service 2 Class and Class T shares of ING Index Solution 2020 Portfolio, ING Index Solution 2030 Portfolio, ING Index Solution 2040 Portfolio, ING Index Solution 2050 Portfolio, ING Solution 2020 Portfolio, ING Solution 2030 Portfolio, ING Solution 2040 Portfolio, and ING Solution 2050 Portfolio) – Filed as an Exhibit to Post- Effective Amendment No. 54 to Registrant’s Form N-1A Registration Statement on September 27, 2011 and incorporated herein by reference.

mm.Articles of Amendment, dated September 23, 2011, to Articles of Incorporation (dissolution of Adviser Class shares of ING Pioneer High Yield Portfolio) – Filed as an exhibit to Post-Effective Amendment No. 56 to Registrant’s Form N-1A Registration Statement on February 10, 2012 and incorporated herein by reference.

nn.Articles of Amendment, dated January 27, 2012, to Articles of Incorporation (dissolution of Service 2 Class shares of ING Global Bond Portfolio) – Filed as an exhibit to Post-Effective Amendment No. 57 to Registrant’s Form N-1A Registration Statement on April 23, 2012 and incorporated herein by reference.

oo.Articles of Amendment, effective April 30, 2012, to Articles of Incorporation (re-designation of ING Baron Small Cap Growth Portfolio to ING Baron Growth Portfolio) – Filed as an exhibit to Post-Effective Amendment No. 59 to Registrant’s Form N-1A Registration Statement on February 7, 2013 and incorporated herein by reference.

pp.Articles of Amendment, effective November 17, 2012, to Articles of Incorporation (re-designation of ING Thornburg Value Portfolio to ING Growth and Income Core Portfolio) – Filed as an exhibit to Post-Effective Amendment No. 59 to Registrant’s Form N-1A Registration Statement on February 7, 2013 and incorporated herein by reference.

qq.Articles Supplementary, dated February 28, 2013, to Articles of Incorporation (creation of Adviser Class, Initial Class, Service Class and Service 2 Class shares of ING Solution Aggressive Portfolio) – Filed as an exhibit to Post-Effective Amendment No. 60 to Registrant’s Form N-1A Registration Statement on April 29, 2013 and incorporated herein by reference.

rr.Articles of Amendment, dated April 22, 2013, to Articles of Incorporation (dissolution of ING Growth and Income Core Portfolio and ING UBS U.S. Large Cap Equity Portfolio) – Filed as an exhibit to Post-Effective Amendment No. 60 to Registrant’s Form N-1A Registration Statement on April 29, 2013 and incorporated herein by reference.

ss.Articles of Amendment, effective April 30, 2013, to Articles of Incorporation (re-designation of ING Davis New York Venture Portfolio to ING Columbia Contrarian Core Portfolio, ING Invesco Van Kampen Comstock Portfolio to ING Invesco Comstock Portfolio, ING Invesco Van Kampen Equity and Income Portfolio to ING Invesco Equity and Income Portfolio, ING Solution Aggressive Growth Portfolio to ING Solution Moderately Aggressive Portfolio, ING Solution Growth Portfolio to ING Solution Balanced Portfolio, and ING Solution Moderate Portfolio to ING Solution Moderately Conservative Portfolio) – Filed as an exhibit to Post-Effective Amendment No. 60 to Registrant’s Form N-1A Registration Statement on April 29, 2013 and incorporated herein by reference.

tt.Articles of Amendment, dated June 7, 2013, to Articles of Incorporation (dissolution of Service 2 Class shares of ING Fidelity® VIP Contrafund® Portfolio and ING Fidelity® VIP Equity-Income Portfolio) – Filed as an exhibit to Post-Effective Amendment No. 64 to Registrant’s Form N-1A Registration Statement on April 25, 2014 and incorporated herein by reference.

uu.Articles of Amendment, effective May 1, 2014, to Articles of Incorporation (re-designation of ING Partners, Inc. to Voya Partners, Inc. with corresponding name changes for all ING Partners Portfolios and ING PIMCO Total Return Portfolio to VY® PIMCO Bond Portfolio) – Filed as an exhibit to Post-Effective Amendment No. 64 to Registrant’s Form N-1A Registration Statement on April 25, 2014 and incorporated herein by reference.

vv.Articles of Amendment, effective December 12, 2014, to Articles of Incorporation (re-designation of VY® PIMCO Bond Portfolio to Voya Aggregate Bond Portfolio) – Filed as an exhibit to Post-Effective Amendment No. 67 to Registrant’s Form N-1A Registration Statement on February 5, 2015 and incorporated herein by reference.

ww.Articles Supplementary, dated January 14, 2015, to Articles of Incorporation (creation of Adviser Class, Initial Class, Service Class and Service 2 Class of Voya Index Solution 2060 Portfolio and Adviser Class, Initial Class, Service Class, Service 2 Class and Class T shares of Voya Solution 2060 Portfolio) – Filed as an exhibit to Post- Effective Amendment No. 67 to Registrant’s Form N-1A Registration Statement on February 5, 2015 and incorporated herein by reference.

xx.Articles Supplementary, dated April 7, 2015, to Articles of Incorporation (designation of Class Z shares for Voya Index Solution Portfolios) – Filed as an exhibit to Post-Effective Amendment No. 70 to Registrant’s Form N-1A Registration Statement on April 24, 2015 and incorporated herein by reference.

yy.Articles of Amendment, dated June 26, 2015, to Articles of Incorporation (dissolution of Service 2 Class shares of VY® Fidelity® VIP Mid Cap Portfolio) – Filed as an exhibit to Post-Effective Amendment No. 72 to Registrant’s Form N-1A Registration Statement on February 12, 2016 and incorporated herein by reference.

zz.Articles Supplementary, dated June 26, 2015, to Articles of Incorporation (increasing the aggregate number of authorized shares of Service Class shares of Voya Solution Moderately Aggressive Portfolio) – Filed as an exhibit to Post-Effective Amendment No. 72 to Registrant’s Form N-1A Registration Statement on February 12, 2016 and incorporated herein by reference.

aaa.Articles of Amendment, dated October 7, 2015, to Articles of Incorporation (dissolution of Voya Aggregate Bond Portfolio, Voya Index Solution 2015 Portfolio and Voya Solution 2015 Portfolio) – Filed as an exhibit to Post- Effective Amendment No. 72 to Registrant’s Form N-1A Registration Statement on February 12, 2016 and incorporated herein by reference.

bbb.Articles Supplementary, dated April 12, 2016, to Articles of Incorporation (creation of Class R6 shares of certain

Voya Partners, Inc.’s. Portfolios) – Filed as an exhibit to Post-Effective Amendment No. 73 to Registrant’s Form N- 1A Registration Statement on April 27, 2016 and incorporated herein by reference.

ccc.Certificate of Correction, dated May 16, 2016, of Articles Supplementary dated April 12, 2016 to Articles of Incorporation (correction of typographical error with respect to the number of shares of Capital Stock of Class R6 shares and including Class R6 shares of VY® JPMorgan Mid Cap Value Portfolio) – Filed as an exhibit to Post- Effective Amendment No. 76 to Registrant’s Form N-1A Registration Statement on April 26, 2017 and incorporated herein by reference.

ddd.Articles of Amendment, dated September 26, 2016, to Articles of Incorporation (dissolution of VY® Fidelity® VIP Contrafund® Portfolio, VY® Fidelity® VIP Equity-Income Portfolio and VY® Fidelity® VIP Mid Cap Portfolio) – Filed as an exhibit to Post-Effective Amendment No. 76 to Registrant’s Form N-1A Registration Statement on April 26, 2017 and incorporated herein by reference.

eee.Articles Supplementary, dated September 28, 2016, to Articles of Incorporation (re-classification of unissued shares of classified Capital Stock of Class T shares of Voya Index Solution Portfolios) – Filed as an exhibit to Post- Effective Amendment No. 76 to Registrant’s Form N-1A Registration Statement on April 26, 2017 and incorporated herein by reference.

fff.Article Supplementary, dated November 26, 2018, to Articles of Incorporation (liquidation of Service 2 Class shares of VY® Pioneer High Yield Portfolio) – Filed as an exhibit to Post-Effective Amendment No. 82 to Registrant’s Form N-1A Registration Statement on February 13, 2019 and incorporated herein by reference.

ggg.Articles of Amendment, effective May 1, 2019, to Articles of Incorporation (re-designation of VY® Templeton Foreign Equity Portfolio to Voya International High Dividend Low Volatility Portfolio) – Filed as an exhibit to Post- Effective Amendment No. 83 to Registrant’s Form N-1A Registration Statement on April 25, 2019 and incorporated herein by reference.

hhh.Articles of Amendment, dated May 3, 2007, to Articles of Incorporation (dissolution of ING American Century Select Portfolio) – Filed as an exhibit to Post-Effective Amendment No. 86 to Registrant’s Form N-1A Registration Statement on April 29, 2020 and incorporated herein by reference.

iii.Articles of Amendment, dated April 28, 2008, to Articles of Incorporation (dissolution of ING JPMorgan International Portfolio, ING Legg Mason Partners Large Cap Growth Portfolio, ING Lord Abbett U.S. Government Securities Portfolio and ING Neuberger Berman Regency Portfolio – Filed as an exhibit to Post-Effective Amendment No. 86 to Registrant’s Form N-1A Registration Statement on April 29, 2020 and incorporated herein by reference.

jjj.Articles of Amendment, dated September 12, 2008, to Articles of Incorporation (dissolution of ING UBS U.S. Small Cap Growth Portfolio – Filed as an exhibit to Post-Effective Amendment No. 86 to Registrant’s Form N-1A Registration Statement on April 29, 2020 and incorporated herein by reference.

kkk.Articles of Amendment, dated December 4, 2008, to Articles of Incorporation (dissolution of ING OpCap Balanced Value Portfolio) – Filed as an exhibit to Post-Effective Amendment No. 86 to Registrant’s Form N-1A Registration Statement on April 29, 2020 and incorporated herein by reference.

lll.Articles of Amendment, effective June 27, 2019, to Articles of Incorporation (VY® Oppenheimer Global Portfolio name change to VY® Invesco Oppenheimer Global Portfolio) – Filed as an exhibit to Post-Effective Amendment No. 86 to Registrant’s Form N-1A Registration Statement on April 29, 2020 and incorporated herein by reference.

mmm.Articles of Amendment, dated September 4, 2019, to Articles of Incorporation (dissolution of VY® Pioneer High Yield Portfolio) – Filed as an exhibit to Post-Effective Amendment No. 86 to Registrant’s Form N-1A Registration Statement on April 29, 2020 and incorporated herein by reference.

nnn.Articles Supplementary, dated September 27, 2019, to Articles of Incorporation (increase Class Z shares of Capital Stock for Voya Index Solution 2025 Portfolio and Voya Index Solution 2035 Portfolio) – Filed as an exhibit to Post- Effective Amendment No. 86 to Registrant’s Form N-1A Registration Statement on April 29, 2020 and incorporated herein by reference.

ooo.Articles Supplementary, dated April 3, 2020, to Articles of Incorporation (creation of Adviser Class, Initial Class, Service Class, Service 2 Class, and Class Z shares of Voya Index Solution 2065 Portfolio and Adviser Class, Initial Class, Service Class, Service 2 Class and Class T shares of Voya Solution 2065 Portfolio) – Filed as an exhibit to Post-Effective Amendment No. 86 to Registrant’s Form N-1A Registration Statement on April 29, 2020 and incorporated herein by reference.

ppp.Articles of Amendment, dated October 12, 2020, to Articles of Incorporation (dissolution of Voya Index Solution 2020 Portfolio and Voya Solution 2020 Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 89 to the Registrant's Form N-1A Registration Statement on April 26, 2021 and incorporated herein by reference.

qqq.Articles of Amendment, effective May 1, 2021, to Articles of Incorporation (VY® Invesco Oppenheimer Global Portfolio name change to VY® Invesco Global Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 89 to the Registrant's Form N-1A Registration Statement on April 26, 2021 and incorporated herein by reference.

rrr.Articles Supplementary, dated April 26, 2021, to Articles of Incorporation (increase Class Z shares of Capital Stock of Voya Index Solution Income Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 89 to the Registrant's Form N-1A Registration Statement on April 26, 2021 and incorporated herein by reference.

sss.Articles Supplementary, dated June 9, 2022, to Articles of Incorporation (increase Class Z shares of Capital Stock of Voya Index Solution 2045 Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 93 to the Registrant’s Form N-1A Registration Statement on April 26, 2023 and incorporated herein by reference.

ttt.Articles of Amendment, dated March 19, 2024, to Articles of Incorporation (liquidation and redemption by the corporation) – Filed as an Exhibit to Post-Effective Amendment No. 1 (333-278042) to the Registrant’s Form N-14 Registration Statement on April 24, 2024 and incorporated herein by reference.

uuu.Articles of Amendment, dated March 19, 2024, to Articles of Incorporation (conversion and exchange rights) – Filed as an Exhibit to Post-Effective Amendment No. 1 (333-278042) to the Registrant’s Form N-14 Registration Statement on April 24, 2024 and incorporated herein by reference.

vvv.Articles Supplementary, dated March 21, 2023, to the Articles of Incorporation (re-classification of unissued shares of classified Capital Stock of Class R6 and Service 2 Class shares) – Filed as an Exhibit to Post-Effective Amendment No. 95 to the Registrant's Form N-1A Registration Statement on April 29, 2024 and incorporated herein by reference.

2.Voya Partners, Inc. By-laws dated March 18, 2018 – Filed as an exhibit to Post-Effective Amendment No. 83 to Registrant’s Form N-1A Registration Statement on April 25, 2019 and incorporated herein by reference.

3.Not applicable.

4.Agreement and Plan of Reorganization between Voya Strategic Allocation Moderate Portfolio, a series of Voya Strategic Allocation Portfolios, Inc., and Voya Solution Balanced Portfolio, a series of Voya Partners, Inc. – Attached as Appendix A to the Proxy Statement/Prospectus.

5.Instruments Defining Rights of Security Holders (set forth in the Articles of incorporation which are incorporated by reference) – Filed as an Exhibit to Registrant’s initial Form N-1A Registration Statement on July 31, 1997 and incorporated herein by reference.

6.

a.Investment Management Agreement, dated May 1, 2017, between Voya Partners, Inc. and Voya Investments, LLC

– Filed as an exhibit to Post-Effective Amendment No. 76 to Registrant’s Form N-1A Registration Statement on April 26, 2017 and incorporated herein by reference.

i.Fee Waiver Letter, dated May 1, 2024, between Voya Investments, LLC and the Registrant with regard to VY® Columbia Contrarian Core Portfolio for the period from May 1, 2024 through May 1, 2025 – Filed as an

Exhibit to Post-Effective Amendment No. 95 to the Registrant's Form N-1A Registration Statement on April 29, 2024 and incorporated herein by reference.

ii.Fee Waiver Letter, dated May 1, 2024, between Voya Investments, LLC and the Registrant with regard to VY® JPMorgan Mid Cap Value Portfolio for the period from May 1, 2024 through May 1, 2025 – Filed as an Exhibit to Post-Effective Amendment No. 95 to the Registrant's Form N-1A Registration Statement on April 29, 2024 and incorporated herein by reference.

iii.Fee Waiver Letter, dated May 1, 2024, between Voya Investments, LLC and the Registrant with regard to VY® T. Rowe Price Growth Equity Portfolio for the period from May 1, 2024 through May 1, 2025 – Filed as an Exhibit to Post-Effective Amendment No. 95 to the Registrant's Form N-1A Registration Statement on April 29, 2024 and incorporated herein by reference.

iv.Fee Waiver Letter, dated May 1, 2024, between Voya Investments, LLC and the Registrant with regard to Voya Global Bond Portfolio, VY® Columbia Small Cap Value II Portfolio, and VY® T. Rowe Price Diversified Mid Cap Growth Portfolio for the period from May 1, 2024 through May 1, 2025 – Filed as an Exhibit to Post- Effective Amendment No. 95 to the Registrant's Form N-1A Registration Statement on April 29, 2024 and incorporated herein by reference.

v.Fee Waiver Letter, dated May 1, 2024, between Voya Investments, LLC and the Registrant with regard to VY® Invesco Equity and Income Portfolio for the period from May 1, 2024 through May 1, 2025 – Filed as an Exhibit to Post-Effective Amendment No. 95 to the Registrant's Form N-1A Registration Statement on April 29, 2024 and incorporated herein by reference.

vi.Fee Waiver Letter, dated November 28, 2023, between Voya Investments, LLC and the Registrant with regard to Voya Global Insights Portfolio for the period from November 28, 2023 through May 1, 2025 – Filed as an Exhibit to Post-Effective Amendment No. 95 to the Registrant's Form N-1A Registration Statement on April 29, 2024 and incorporated herein by reference.

vii.Amended Schedule A, effective May 1, 2023, to the Investment Management Agreement, dated May 1, 2017, between the Registrant and Voya Investments, LLC – Filed as an Exhibit to Post-Effective Amendment No. 95 to the Registrant's Form N-1A Registration Statement on April 29, 2024 and incorporated herein by reference.

viii.Amended Schedule B and Amended Schedule C, effective September 2020, to Investment Management Agreement, dated May 1, 2017, between Voya Partners, Inc. and Voya Investments, LLC – Filed as an Exhibit to Post-Effective Amendment No. 89 to the Registrant's Form N-1A Registration Statement on April 26, 2021 and incorporated herein by reference.

b.Sub-Advisory Agreement, effective May 1, 2017, between Voya Investments, LLC and American Century Investment Management, Inc. – Filed as an exhibit to Post-Effective Amendment No. 76 to Registrant’s Form N-1A Registration Statement on April 26, 2017 and incorporated herein by reference.

c.Sub-Advisory Agreement, effective May 1, 2017, between Voya Investments, LLC and BAMCO, Inc. – Filed as an exhibit to Post-Effective Amendment No. 76 to Registrant’s Form N-1A Registration Statement on April 26, 2017 and incorporated herein by reference.

d.Sub-Advisory Agreement, effective May 1, 2017, between Voya Investments, LLC and Columbia Management Investment Advisers, LLC – Filed as an exhibit to Post-Effective Amendment No. 76 to Registrant’s Form N-1A Registration Statement on April 26, 2017 and incorporated herein by reference.

i.First Amendment, dated August 24, 2018, to the Sub-Advisory Agreement, effective May 1, 2017, between Voya Investments, LLC and Columbia Management Investment Advisers, LLC – Filed as an exhibit to Post- Effective Amendment No. 82 to Registrant’s Form N-1A Registration Statement on February 13, 2019 and incorporated herein by reference.

ii.Second Amendment, dated December 1, 2022, to the Sub-Advisory Agreement, effective May 1, 2017, as amended August 24, 2018, between Voya Investments, LLC and Columbia Management Investment Advisers, LLC – Filed as an Exhibit to Post-Effective Amendment No. 93 to the Registrant’s Form N-1A Registration Statement on April 26, 2023 and incorporated herein by reference.

e.Sub-Advisory Agreement, effective May 1, 2017, between Voya Investments, LLC and INVESCO Advisers, Inc. – Filed as an exhibit to Post-Effective Amendment No. 76 to Registrant’s Form N-1A Registration Statement on April 26, 2017 and incorporated herein by reference.

i.Amended schedule A, effective January 1, 2021, to the Sub-Advisory Agreement, effective May 1, 2017, between Voya Investments, LLC and INVESCO Advisers, Inc. – Filed as an Exhibit to Post-Effective Amendment No. 89 to the Registrant's Form N-1A Registration Statement on April 26, 2021 and incorporated herein by reference.

f.Sub-Advisory Agreement, effective May 24, 2019, between Voya Investments, LLC and INVESCO Advisers, Inc. (VY Invesco Oppenheimer Global Portfolio) – Filed as an exhibit to Post-Effective Amendment No. 86 to Registrant’s Form N-1A Registration Statement on April 29, 2020 and incorporated herein by reference.

i.Amended Schedule A, effective October 7, 2021, to the Sub-Advisory Agreement, effective May 24, 2019, between Voya Investments, LLC and INVESCO Advisers, Inc. – Filed as an Exhibit to Post-Effective Amendment No. 91 to Registrant’s Form N-1A Registration Statement on April 27, 2022 and incorporated herein by reference.

g.Sub-Advisory Agreement, effective May 1, 2017, between Voya Investments, LLC and J.P. Morgan Investment Management, Inc. – Filed as an exhibit to Post-Effective Amendment No. 76 to Registrant’s Form N-1A Registration Statement on April 26, 2017 and incorporated herein by reference.

i.Amended Schedule A, effective December 1, 2022, to the Sub-Advisory Agreement, effective May 1, 2017, between Voya Investments, LLC and J.P. Morgan Investment Management Inc. – Filed as an Exhibit to Post-

Effective Amendment No. 93 to the Registrant’s Form N-1A Registration Statement on April 26, 2023 and incorporated herein by reference.

h.Sub-Advisory Agreement, effective May 1, 2017, between Voya Investments, LLC and T. Rowe Price Associates, Inc. – Filed as an exhibit to Post-Effective Amendment No. 76 to Registrant’s Form N-1A Registration Statement on April 26, 2017 and incorporated herein by reference.

i.First Amendment, effective January 1, 2018, to the Sub-Advisory Agreement, effective May 1, 2017, between Voya Investments, LLC and T. Rowe Price Associates, Inc. – Filed as an exhibit to Post-Effective Amendment No. 79 to Registrant’s Form N-1A Registration Statement on April 25, 2018 and incorporated herein by reference.

ii.Amended Schedule A, effective April 1, 2023, to the Sub-Advisory Agreement, effective May 1, 2017, between Voya Investments, LLC and T. Rowe Price Associates, Inc. – Filed as an Exhibit to Post-Effective Amendment No. 95 to the Registrant's Form N-1A Registration Statement on April 29, 2024 and incorporated herein by reference.

i.Sub-Advisory Agreement, effective May 1, 2017, between Voya Investments, LLC and Voya Investment Management Co. LLC regarding Voya Global Bond Portfolio, certain Voya Solution Portfolios and certain Voya Index Solution Portfolios – Filed as an exhibit to Post-Effective Amendment No. 76 to Registrant’s Form N-1A Registration Statement on April 26, 2017 and incorporated herein by reference.

i.Amended Schedule A, effective May 1, 2023, to the Sub-Advisory Agreement, effective May 1, 2017, between Voya Investments, LLC and Voya Investment Management Co. LLC – Filed as an Exhibit to Post- Effective Amendment No. 95 to the Registrant's Form N-1A Registration Statement on April 29, 2024 and incorporated herein by reference.

j.Sub-Advisory Agreement, effective May 1, 2017, between Voya Investments, LLC and Voya Investment Management Co. LLC regarding certain Voya Solution Portfolios and certain Voya Index Solution Portfolios – Filed as an exhibit to Post-Effective Amendment No. 76 to Registrant’s Form N-1A Registration Statement on April 26, 2017 and incorporated herein by reference.

i.Amended Schedule A, effective May 1, 2023, to the Sub-Advisory Agreement, effective May 1, 2017, between Voya Investments, LLC and Voya Investment Management Co. LLC regarding certain Voya Solution Portfolios and certain Voya Index Solution Portfolios – Filed as an Exhibit to Post-Effective Amendment No. 95 to the Registrant's Form N-1A Registration Statement on April 29, 2024 and incorporated herein by reference.

k.Expense Limitation Agreement, effective May 1, 2017, between Voya Investments, LLC and Voya Partners, Inc. – Filed as an exhibit to Post-Effective Amendment No. 76 to Registrant’s Form N-1A Registration Statement on April 26, 2017 and incorporated herein by reference.

i.Amended Schedule A, effective January 1, 2023, to the Expense Limitation Agreement, effective May 1, 2017, between Voya Investments, LLC and Voya Partners, Inc. – Filed as an Exhibit to Post-Effective Amendment No. 93 to the Registrant’s Form N-1A Registration Statement on April 26, 2023 and incorporated herein by reference.

ii.Letter Agreement dated May 1, 2018 regarding expense limitation recoupment for Voya Global Bond Portfolio, and VY® T. Rowe Price Diversified Mid Cap Growth Portfolio – Filed as an exhibit to Post-Effective Amendment No. 79 to Registrant’s Form N-1A Registration Statement on April 25, 2018 and incorporated herein by reference.

l.Expense Limitation Agreement, effective May 1, 2017, between Voya Investments, LLC and Voya Partners, Inc. (Voya Solution Portfolios) – Filed as an exhibit to Post-Effective Amendment No. 76 to Registrant’s Form N-1A Registration Statement on April 26, 2017 and incorporated herein by reference.

i.Amended Schedule A, effective May 1, 2024, to the Expense Limitation Agreement, effective May 1, 2017, between Voya Investments, LLC and Voya Partners, Inc. – Filed as an Exhibit to Post-Effective Amendment No. 1 (333-278042) to the Registrant’s Form N-14 Registration Statement on April 24, 2024 and incorporated herein by reference.

ii.Letter Agreement, dated May 1, 2023, between Voya Investments, LLC and Voya Partners, Inc. regarding a waiver of the investment management fee for certain Voya Solution Portfolios for the period from May 1, 2023 through May 1, 2024 – Filed as an Exhibit to Post-Effective Amendment No. 93 to the Registrant’s Form N-1A Registration Statement on April 26, 2023 and incorporated herein by reference.

m.Expense Limitation Agreement, effective October 1, 2022, between Voya Investments, LLC and Voya Partners, Inc. (Voya Index Solution Portfolios) – Filed as an Exhibit to Post-Effective Amendment No. 93 to the Registrant’s Form N-1A Registration Statement on April 26, 2023 and incorporated herein by reference.

i.Letter agreement, dated May 1, 2024, between Voya Investments, LLC and Voya Partners, Inc. regarding expense limitation for VY® Invesco Comstock Portfolio from May 1, 2023 through May 1, 2024 – Filed as an Exhibit to Post-Effective Amendment No. 95 to the Registrant's Form N-1A Registration Statement on April 29, 2024 and incorporated herein by reference.

ii.Letter agreement, dated May 1, 2024, between Voya Investments, LLC and Voya Partners, Inc. regarding expense limitation for VY® Columbia Contrarian Core Portfolio from May 1, 2023 through May 1, 2024 – Filed as an Exhibit to Post-Effective Amendment No. 95 to the Registrant's Form N-1A Registration Statement on April 29, 2024 and incorporated herein by reference.

7.

a.Distribution Agreement, effective November 18, 2014, between Voya Partners, Inc. and Voya Investments Distributor, LLC – Filed as an exhibit to Post-Effective Amendment No. 67 to the Registrant’s Form N-1A Registration Statement on February 5, 2015 and incorporated herein by reference.

i.Amended Schedule A, dated October 7, 2021, to Distribution Agreement, effective November 18, 2014, between Voya Partners, Inc. and Voya Investments Distributor, LLC – Filed as an Exhibit to Post-Effective Amendment No. 91 to Registrant’s Form N-1A Registration Statement on April 27, 2022 and incorporated herein by reference.

8.Deferred Compensation Plan for Independent Directors as amended and restated January 10, 2024 – Filed as an Exhibit to Post-Effective Amendment No. 95 to the Registrant's Form N-1A Registration Statement on April 29, 2024 and incorporated herein by reference.

9.

a.Custody Agreement, dated January 6, 2003, between Voya Partners, Inc. and The Bank of New York Mellon (formerly, The Bank of New York) – Filed as an exhibit to Post-Effective Amendment No. 37 to Registrant’s Form N-1A Registration Statement on April 25, 2008 and incorporated herein by reference.

i.Amendment, dated January 1, 2019, to the Custody Agreement, dated January 6, 2003, as amended January 1, 2019, between Voya Partners, Inc. and The Bank of New York Mellon – Filed as an exhibit to Post-Effective Amendment No. 83 to Registrant’s Form N-1A Registration Statement on April 25, 2019 and incorporated herein by reference.

ii.Amendment, effective November 21, 2022, to the Custody Agreement, dated January 6, 2003, between Voya Partners, Inc. and The Bank of New York Mellon – Filed as an Exhibit to Post-Effective Amendment No. 93 to the Registrant’s Form N-1A Registration Statement on April 26, 2023 and incorporated herein by reference.

iii.Amended Exhibit A, effective May 1, 2024, to the Custody Agreement, dated January 6, 2003, between Voya Partners, Inc. and The Bank of New York Mellon – Filed as an Exhibit to Post-Effective Amendment No. 95 to the Registrant's Form N-1A Registration Statement on April 29, 2024 and incorporated herein by reference.

b.Foreign Custody Manager Agreement, dated January 6, 2003, between Voya Partners, Inc. and The Bank of New York Mellon – Filed as an exhibit to Post-Effective Amendment No. 37 to Registrant’s Form N-1A Registration Statement on April 25, 2008 and incorporated herein by reference.

i.Amended Exhibit A, effective May 1, 2024, to the Foreign Custody Manager Agreement, dated January 6, 2003, between Voya Partners, Inc. and The Bank of New York Mellon – Filed as an Exhibit to Post-Effective Amendment No. 95 to the Registrant's Form N-1A Registration Statement on April 29, 2024 and incorporated herein by reference.

ii.Amendment, dated July 21, 2021, to the Foreign Custody Manager Agreement, dated January 6, 2003, between Voya Partners, Inc. and The Bank of New York Mellon – Filed as an Exhibit to Post-Effective Amendment No. 91 to Registrant’s Form N-1A Registration Statement on April 27, 2022 and incorporated herein by reference.

iii.Amendment, dated July 13, 2021, to the Foreign Custody Manager Agreement, dated January 6, 2003, between Voya Partners, Inc. and The Bank of New York Mellon – Filed as an Exhibit to Post-Effective Amendment No. 91 to Registrant’s Form N-1A Registration Statement on April 27, 2022 and incorporated herein by reference.

iv.Amendment, dated September 6, 2012, to Foreign Custody Manager Agreement, dated January 6, 2003, between Voya Partners, Inc. and The Bank of New York Mellon – Filed as an Exhibit to Post-Effective Amendment No. 91 to Registrant’s Form N-1A Registration Statement on April 27, 2022 and incorporated herein by reference.

c.Fund Accounting Agreement, dated January 6, 2003, between Voya Partners, Inc. and The Bank of New York Mellon

–Filed as an exhibit to Post-Effective Amendment No. 37 to Registrant’s Form N-1A Registration Statement on April 25, 2008 and incorporated herein by reference.

i.Amended Exhibit A, effective May 1, 2024, to the Fund Accounting Agreement, dated January 6, 2003, between Voya Partners, Inc. and The Bank of New York Mellon – Filed as an Exhibit to Post-Effective Amendment No. 95 to the Registrant's Form N-1A Registration Statement on April 29, 2024 and incorporated herein by reference.

ii.Amendment, effective November 21, 2022, to the Fund Accounting Agreement, dated January 6, 2003, between Voya Partners, Inc. and The Bank of New York Mellon – Filed as an Exhibit to Post-Effective Amendment No. 93 to the Registrant’s Form N-1A Registration Statement on April 26, 2023 and incorporated herein by reference.

iii.Amendment, dated January 1, 2019, to the Fund Accounting Agreement, dated January 6, 2003, between Voya Partners, Inc. and The Bank of New York Mellon – Filed as an exhibit to Post-Effective Amendment No. 83 to Registrant’s Form N-1A Registration Statement on April 25, 2019 and incorporated herein by reference.

iv.Investment Company Reporting Modernization Services Amendment, dated February 1, 2018, to the Fund Accounting Agreement, dated January 6, 2003 – Filed as an exhibit to Post-Effective Amendment No. 79 to Registrant’s Form N-1A Registration Statement on April 25, 2018 and incorporated herein by reference.

10.

a.Fourth Amended and Restated Plan of Distribution pursuant to Rule 12b-1 of Voya Partners, Inc. regarding Adviser Class shares, effective November 16, 2023 – Filed as an Exhibit to Post-Effective Amendment No. 95 to the Registrant's Form N-1A Registration Statement on April 29, 2024 and incorporated herein by reference.

b.Fifth Amended and Restated Distribution Plan pursuant to Rule 12b-1 of Voya Partners, Inc. regarding Service 2 Class shares, effective November 16, 2023 – Filed as an Exhibit to Post-Effective Amendment No. 95 to the Registrant's Form N-1A Registration Statement on April 29, 2024 and incorporated herein by reference.

i.Letter Agreement, dated May 1, 2024, between Voya Investments Distributor, LLC and Voya Partners, Inc. regarding waiver of distribution fees for Service 2 Class Shares of VY® Invesco Equity and Income Portfolio for the period from May 1, 2024 through May 1, 2025 – Filed as an Exhibit to Post-Effective Amendment No. 95 to the Registrant's Form N-1A Registration Statement on April 29, 2024 and incorporated herein by reference.

c.Fourth Amended and Restated Shareholder Servicing Plan of Voya Partners, Inc. for Adviser Class Shares, effective November 16, 2023 – Filed as an Exhibit to Post-Effective Amendment No. 95 to the Registrant's Form N- 1A Registration Statement on April 29, 2024 and incorporated herein by reference.

d.Fourth Amended and Restated Shareholder Servicing Plan of Voya Partners, Inc. for Service Class Shares, effective November 16, 2023 – Filed as an Exhibit to Post-Effective Amendment No. 95 to the Registrant's Form N- 1A Registration Statement on April 29, 2024 and incorporated herein by reference.

e.Fourth Amended and Restated Shareholder Servicing Plan of Voya Partners, Inc. for Service 2 Class shares, effective November 16, 2023 – Filed as an Exhibit to Post-Effective Amendment No. 95 to the Registrant's Form N- 1A Registration Statement on April 29, 2024 and incorporated herein by reference.

f.Seventh Amended and Restated Plan Pursuant to Rule 18f-3 for Operation of a Multi-Class System, amended as of May 1, 2024 – Filed as an Exhibit to Post-Effective Amendment No. 95 to the Registrant's Form N-1A Registration Statement on April 29, 2024 and incorporated herein by reference.

11.

a.Opinion and Consent of Counsel (Ropes & Gray LLP) – Filed as an Exhibit to the Registrant's Form N-14 Registration Statement on March 18, 2024 and incorporated herein by reference.

b.Opinion and Consent of Counsel (Venable LLP) – Filed as an Exhibit to the Registrant's Form N-14 Registration Statement on March 18, 2024 and incorporated herein by reference.

12.Opinion and Consent of Counsel Supporting Tax Matters and Consequences – Filed herein.

13.

a.License Agreement between Aetna and T. Rowe Price Associates, Inc. – Filed as an Exhibit to Registrant’s initial Form N-1A Registration Statement on July 31, 1997 and incorporated herein by reference.

b.Transfer Agency Services Agreement, dated February 25, 2009, by and between BNY Mellon Investment Servicing (US) Inc. (formerly, PNC Global Investment Servicing (U.S.) Inc.) and Voya Partners, Inc. – Filed as an exhibit to Post-Effective Amendment No. 42 to Registrant’s Form N-1A Registration Statement on April 30, 2009 and incorporated herein by reference.

i.Amendment, effective February 8, 2011, to the Transfer Agency Services Agreement, dated February 25, 2009, between BNY Mellon Investment Servicing (US) Inc. and Voya Partners, Inc. – Filed as an Exhibit to Post-Effective Amendment No. 51 to Registrant’s Form N-1A Registration Statement on April 26, 2011 and incorporated herein by reference.

ii.Amendment, dated January 1, 2019, to the Transfer Agency Services Agreement, dated February 25, 2009, between BNY Mellon Investment Servicing (US) Inc. and Voya Partners, Inc. – Filed as an exhibit to Post-

Effective Amendment No. 83 to Registrant’s Form N-1A Registration Statement on April 25, 2019 and incorporated herein by reference.

iii.Amendment, dated May 1, 2019, to the Transfer Agency Services Agreement, dated February 25, 2009, between BNY Mellon Investment Servicing (US) Inc. and Voya Partners, Inc. – Filed as an exhibit to Post-

Effective Amendment No. 86 to Registrant’s Form N-1A Registration Statement on April 29, 2020 and incorporated herein by reference.

iv.Amendment, dated November 5, 2019, to the Transfer Agency Services Agreement, dated February 25, 2009, between BNY Mellon Investment Servicing (US) Inc. and Voya Partners, Inc. – Filed as an exhibit to Post-Effective Amendment No. 86 to Registrant’s Form N-1A Registration Statement on April 29, 2020 and incorporated herein by reference.

v.Amendment, dated May 1, 2020, to the Transfer Agency Services Agreement, dated February 25, 2009, between BNY Mellon Investment Servicing (US) Inc. and Voya Partners, Inc. – Filed as an exhibit to Post-

Effective Amendment No. 86 to Registrant’s Form N-1A Registration Statement on April 29, 2020 and incorporated herein by reference.

vi.Amendment, dated April 4, 2022, to the Transfer Agency Services Agreement, dated February 25, 2009, between BNY Mellon Investment Servicing (US) Inc. and Voya Partners, Inc. – Filed as an Exhibit to Post-

Effective Amendment No. 91 to Registrant’s Form N-1A Registration Statement on April 27, 2022 and incorporated herein by reference.

vii.Amendment, effective October 21, 2022, to the Transfer Agency Services Agreement, dated February 25, 2009, between BNY Mellon Investment Servicing (US) Inc. and Voya Partners, Inc. – Filed as an Exhibit to Post-Effective Amendment No. 93 to the Registrant’s Form N-1A Registration Statement on April 26, 2023 and incorporated herein by reference.

viii.Amendment, effective November 18, 2022, to the Transfer Agency Services Agreement, dated February 25, 2009, between BNY Mellon Investment Servicing (US) Inc. and Voya Partners, Inc. – Filed as an Exhibit to Post-Effective Amendment No. 93 to the Registrant’s Form N-1A Registration Statement on April 26, 2023 and incorporated herein by reference.

ix.Amendment, effective November 21, 2022, to the Transfer Agency Services Agreement, dated February 25, 2009, between BNY Mellon Investment Servicing (US) Inc. and Voya Partners, Inc. – Filed as an Exhibit to Post-Effective Amendment No. 93 to the Registrant’s Form N-1A Registration Statement on April 26, 2023 and incorporated herein by reference.

x.Amendment, effective February 9, 2023, to the Transfer Agency Services Agreement, dated February 25, 2009, between BNY Mellon Investment Servicing (US) Inc. and Voya Partners, Inc. – Filed as an Exhibit to Post-Effective Amendment No. 93 to the Registrant’s Form N-1A Registration Statement on April 26, 2023 and incorporated herein by reference.

c.Securities Lending Agreement and Guaranty, dated August 7, 2003, between The Bank of New York Mellon and Voya Partners, Inc. – Filed as an Exhibit to Post-Effective Amendment No. 25 to the Registrant’s Registration

Statement on December 6, 2005 and incorporated herein by reference.

i.Amendment, effective October 1, 2011, to the Securities Lending Agreement and Guaranty, dated August 7, 2003, between The Bank of New York Mellon and Voya Partners, Inc. – Filed as an exhibit to Post-Effective Amendment No. 79 to Registrant’s Form N-1A Registration Statement on April 25, 2018 and incorporated herein by reference.

ii.Amendment, effective March 21, 2019, to the Securities Lending Agreement and Guaranty, dated August 7, 2003, between The Bank of New York Mellon and Voya Partners, Inc. – Filed as an exhibit to Post-Effective Amendment No. 83 to Registrant’s Form N-1A Registration Statement on April 25, 2019 and incorporated herein by reference.

iii.Amendment, effective March 26, 2019, to the Securities Lending Agreement and Guaranty, dated August 7, 2003, between The Bank of New York Mellon and Voya Partners, Inc. – Filed as an exhibit to Post-Effective Amendment No. 83 to Registrant’s Form N-1A Registration Statement on April 25, 2019 and incorporated herein by reference.

iv.Amendment, effective March 30, 2023, to the Securities Lending Agreement and Guaranty, dated August 7, 2003, between The Bank of New York Mellon and Voya Partners, Inc. – Filed as an Exhibit to Post-Effective Amendment No. 93 to the Registrant’s Form N-1A Registration Statement on April 26, 2023 and incorporated herein by reference.

d.Allocation Agreement (Fidelity Bond) dated May 24, 2002 – Filed as an Exhibit to Post-Effective Amendment No. 91 to Registrant’s Form N-1A Registration Statement on April 27, 2022 and incorporated herein by reference.

i.Amended Schedule A, dated July 2021, to Allocation Agreement (Fidelity Bond) dated May 24, 2002 – Filed as an Exhibit to Post-Effective Amendment No. 91 to Registrant’s Form N-1A Registration Statement on April 27, 2022 and incorporated herein by reference.

e.Allocation Agreement (Directors and Officers Liability) dated May 24, 2002 – Filed as an Exhibit to Post-Effective Amendment No. 91 to Registrant’s Form N-1A Registration Statement on April 27, 2022 and incorporated herein by reference.

i.Amended Schedule A, dated July 2021, to Allocation Agreement (Directors and Officers Liability) dated May 24, 2002 – Filed as an Exhibit to Post-Effective Amendment No. 91 to Registrant’s Form N-1A Registration Statement on April 27, 2022 and incorporated herein by reference.

f.BlackRock Rule 12d1-4 Fund of Funds Investment Agreement, effective January 19, 2022, between Voya Partners, Inc. and BlackRock, Inc., – Filed as an Exhibit to Post-Effective Amendment No. 93 to the Registrant’s Form N-1A Registration Statement on April 26, 2023 and incorporated herein by reference.

i.Amended and Restated Schedule A, dated April 4, 2022, to BlackRock Rule 12d1-4 Fund of Funds Investment Agreement, effective January 19, 2022, between Voya Partners, Inc. and BlackRock, Inc. – Filed as an Exhibit to Post-Effective Amendment No. 93 to the Registrant’s Form N-1A Registration Statement on April 26, 2023 and incorporated herein by reference.

g.Schwab Rule 12d1-4 Fund of Funds Investment Agreement, dated January 19, 2022, between Voya Partners, Inc. and Schwab Strategic Trust – Filed as an Exhibit to Post-Effective Amendment No. 93 to the Registrant’s Form N-1A Registration Statement on April 26, 2023 and incorporated herein by reference.

i.Amendment, dated April 5, 2022, to Schwab Rule 12d1-4 Fund of Funds Investment Agreement, dated January 19, 2022, between Voya Partners, Inc. and Schwab Strategic Trust – Filed as an Exhibit to Post-

Effective Amendment No. 93 to the Registrant’s Form N-1A Registration Statement on April 26, 2023 and incorporated herein by reference.

h.Rule 12d1-4 Fund of Funds Investment Agreement, dated January 19, 2022, between Voya Partners, Inc. and Teachers Advisors, LLC – Filed as an Exhibit to Post-Effective Amendment No. 93 to the Registrant’s Form N-1A Registration Statement on April 26, 2023 and incorporated herein by reference.

i.First Amendment, dated April 5, 2022, to Rule 12d1-4 Fund of Funds Investment Agreement, dated January 19, 2022, between Voya Partners, Inc. and Teachers Advisors, LLC – Filed as an Exhibit to Post-Effective Amendment No. 93 to the Registrant’s Form N-1A Registration Statement on April 26, 2023 and incorporated herein by reference.

ii.Second Amendment, dated February 3, 2023, to Rule 12d1-4 Fund of Funds Investment Agreement, dated January 19, 2022, between Voya Partners, Inc. and Teachers Advisors, LLC – Filed as an Exhibit to Post-

Effective Amendment No. 93 to the Registrant’s Form N-1A Registration Statement on April 26, 2023 and incorporated herein by reference.

i.Rule 12d1-4 Fund of Funds Investment Agreement, dated January 19, 2022, as amended April 1, 2022, between Voya Partners, Inc. and The Vanguard Group, Inc. – Filed as an Exhibit to Post-Effective Amendment No. 93 to the Registrant’s Form N-1A Registration Statement on April 26, 2023 and incorporated herein by reference.

i.Schedule A, dated September 26, 2022, to Rule 12d1-4 Fund of Funds Investment Agreement, dated January 19, 2022, as amended April 1, 2022, between Voya Partners, Inc. and The Vanguard Group, Inc. – Filed as an Exhibit to Post-Effective Amendment No. 93 to the Registrant’s Form N-1A Registration Statement on April 26, 2023 and incorporated herein by reference.

j.Fund of Funds Investment Agreement, effective as of October 5, 2022, between Voya Partners, Inc. and the SPDR Series Trust, SPDR Index Shares Funds and SSGA Active Trust – Filed as an Exhibit to Post-Effective Amendment No. 93 to the Registrant’s Form N-1A Registration Statement on April 26, 2023 and incorporated herein by reference.

k.Fund of Funds Investment Agreement, effective as of January 25, 2023, between Voya Partners, Inc. and BNY Mellon ETF Investment Adviser, LLC – Filed as an Exhibit to Post-Effective Amendment No. 93 to the Registrant’s Form N-1A Registration Statement on April 26, 2023 and incorporated herein by reference.

l.DBX ETFs Fund of Funds Investment Agreement, dated January 19, 2022, between Voya Partners, Inc. and DBX ETF Trust – Filed as an Exhibit to Post-Effective Amendment No. 93 to the Registrant’s Form N-1A Registration Statement on April 26, 2023 and incorporated herein by reference.

i.Schedule A, amended April 1, 2022, to the DBX ETFs Fund of Funds Investment Agreement, dated January 19, 2022, between Voya Partners, Inc. and DBX ETF Trust – Filed as an Exhibit to Post-Effective Amendment No. 93 to the Registrant’s Form N-1A Registration Statement on April 26, 2023 and incorporated herein by reference.

m.Fund Administration Support Services Agreement (with redaction), effective July 29, 2022, between Voya Partners, Inc. and The Bank of New York Mellon – Filed as an Exhibit to Post-Effective Amendment No. 93 to the Registrant’s Form N-1A Registration Statement on April 26, 2023 and incorporated herein by reference.

14.Consent of Independent Registered Public Accounting Firm – Filed as an Exhibit to Post-Effective Amendment No. 1 (333-278042) to the Registrant’s Form N-14 Registration Statement on April 24, 2024 and incorporated herein by reference.

15.Not applicable.

16.Powers of Attorney – Filed as an Exhibit to the Registrant’s Form N-14 Registration Statement on March 18, 2024 and incorporated herein by reference.

17.Not applicable.

ITEM 17. UNDERTAKINGS

1.The Registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) under the Securities Act (17 CFR 230.145(c)), the reoffering prospectus will contain the information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

2.The Registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the 1933 Act, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

3.The Registrant agrees to file an executed copy of the opinion of counsel supporting the tax consequences of the proposed reorganization as an amendment to this Registration Statement within a reasonable time after receipt of such opinion.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “1933 Act”), the Registrant certifies that it meets all the requirements for effectiveness of this Registration Statement pursuant to Rule 462(d) under the 1933 Act and has duly caused this Registration Statement on Form N-14 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale and the State of Arizona on the 18th day of July, 2024.

VOYA PARTNERS, INC.

By:	/s/ Joanne F. Osberg
Joanne F. Osberg
Secretary

Pursuant to the requirements of the 1933 Act, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date
Andy Simonoff*	President and Chief Executive Officer	July 18, 2024
Todd Modic*	Senior Vice President, Chief/Principal Financial Officer, and	July 18, 2024
Assistant Secretary
Fred Bedoya*	Vice President, Principal Accounting Officer, and Treasurer	July 18, 2024
Colleen D. Baldwin*	Director	July 18, 2024
John V. Boyer*	Director	July 18, 2024
Martin J. Gavin*	Director	July 18, 2024
Joseph E. Obermeyer*	Director	July 18, 2024
Sheryl K. Pressler*	Director	July 18, 2024

Christopher P. Sullivan*	Director	July 18, 2024

*By: /s/ Joanne F. Osberg Joanne F. Osberg Attorney-in-Fact**

**Powers of Attorney for Andy Simonoff, Todd Modic, Fred Bedoya, and each Director – Filed as an Exhibit to the Registrant’s Registration Statement on Form N-14 on March 18, 2024 and incorporated herein by reference.